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                                  EXHIBIT 11.1


                              SUNPHARM CORPORATION
                          CALCULATION OF LOSS PER SHARE
                                   (UNAUDITED)


FOR THE THREE MONTHS ENDED MARCH 31, 1997

Weighted Average Shares Outstanding:

                   # Days
Total Shares     Outstanding
------------     -----------
3,708,879    x         87       =    322,672,473
5,537,165    x          3       =     16,611,495
                 ---------            -----------
                       90             339,283,968    DIVIDED BY 90 = 3,769,822


FOR THE THREE MONTHS ENDED MARCH 31, 1996

Weighted Average Shares Outstanding:


                      # Days
Total Shares        Outstanding
------------        -----------
2,884,535      x         91       =    262,492,685    DIVIDED BY 91 = 2,884,535








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